Exhibit 99.8
For further information contact:
Randall H. Riley
Vice President, Investor Relations
(512) 837-7100
FOR IMMEDIATE RELEASE
November 6, 2008
CITIZENS, INC. ANNOUNCES THIRD QUARTER RESULTS
Austin, Texas — November 6, 2008 — Citizens, Inc. (NYSE: CIA) reported net income of $4.9 million or $0.07 per share of Class A common stock for the nine months ended September 30, 2008, compared to net income of $10.6 million, or $0.22 per share of Class A common stock, for the same period in 2007. The decrease in earnings was due primarily to higher property claims from Hurricanes Gustav and Ike as well as expense related to the increase in the fair value of warrants associated with the Company’s Series A Preferred Stock.
Total revenues increased 2.1% in the first nine months of 2008 to $123.4 million compared to $120.9 million in the same period of 2007. The increase resulted primarily from renewal premiums in the Life Insurance segment. Total revenues from the Life Insurance segment increased 4.6% to $85.1 million compared to $81.4 million. Premium income was $101.9 million for the first nine months of 2008, a 3.2% increase over the same period of 2007, when premiums equaled $98.8 million. Net investment income increased 4.7% during the first nine months of 2008 to $22.5 million from $21.5 million in 2007 resulting from growth in the investment portfolio during 2008. Claims and surrenders increased to $41.7 million for the nine months ended September 30, 2008 from $37.9 million during the same period in 2007, impacted primarily from an increase in death claims, property claims from Hurricanes Gustav and Ike and an increase in endowment benefits.
For the three months ended September 30, 2008, the Company incurred a net loss of $814,000 or $0.04 per Class A common stock share, compared to net income $4.7 million or $0.10 per Class A common stock share for the same period in 2007. The decrease resulted primarily from claims and additional reinsurance expenses related to Hurricanes Gustav and Ike, which hit Louisiana in the third quarter of 2008, expenses related to the increase in the fair value of warrants from our Series A Preferred Stock and higher operating expenses. Total revenues decreased 3.8% to $40.2 million, compared to the same quarter of 2007 when revenues were $41.7 million. Premium income was $34.0 million for the quarter, a slight decrease over the same period in 2007 when premiums equaled $34.3 million. Net investment income increased slightly in the quarter to $7.5 million from $7.4 million in the third quarter of 2007. Claims and surrenders increased to $13.9 million in the third quarter of 2008 from $12.7 million during the same period in 2007. Hurricanes accounted for premium decreases of $478,000 due to additional required reinsurance payments and $635,000 in increased claims and reserves.
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P.O. Box 149151 · Austin, Texas 78714-9151 · Phone 512 837-7100 · Fax: 512-836-9334
email: PR@citizensinc.com · web site: www.citizensinc.com

Assets increased to $812.9 million at September 30, 2008, compared to $787.9 million at December 31, 2007. Stockholders’ equity decreased from $176.2 million at December 31, 2007 to $164.9 million at September 30, 2008, largely due to an increase in unrealized losses on investments which exceeded income earned during the period. Although the quarter included significant unrealized losses due to the volatile stock market, the Company has no material permanent impairments and has the ability and intent to hold temporarily impaired securities until recovery.
Citizens, Inc. will hold a conference call to discuss its third quarter 2008 operating results at 10:00 a.m. Central Standard Time on Friday, November 7, 2008, to be hosted by Rick D. Riley, Vice Chairman and President, Tom Kopetic, Chief Financial Officer and other members of the Citizens, Inc. management team. To participate in the conference call, dial (888) 742-8686 and when prompted enter confirmation code #8442219. It is recommended you dial in 3-5 minutes before the call is scheduled to begin.
About Citizens, Inc.
Citizens, Inc. is a financial services company listed on the New York Stock Exchange under the symbol CIA. The Company plans to achieve $1 billion in assets, $250 million in revenues and $10 billion of life insurance in force by 2010, via the worldwide sale of U.S. dollar denominated whole life cash value insurance policies, coupled with the acquisition of other life insurance companies. Citizens’ Class A common stock closed at $8.22 on November 5, 2008.
Additional information is available about the Company on its web site: www.citizensinc.com.
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Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “may,” “will,” “expect,” “anticipate” or “continue” or comparable words. In addition, all statements other than statements of historical facts that address activities that the Company expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of the Company, particularly its Form 10-K for the year ended December 31, 2007, its quarterly reports on Form 10-Q and its current reports on Form 8-K, for the meaningful cautionary language disclosing why actual results may vary materially from those anticipated by management. The Company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in the Company’s expectations. The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by the investment community.

CITIZENS, INC.
COMPARATIVE CONSOLIDATED FINANCIAL HIGHLIGHTS
(In thousands, except per share amounts)
OPERATING STATEMENTS

	(Unaudited)		(Unaudited)
	Nine Months Ended		Three Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Revenues
Premiums	$101,915	98,803	34,041	34,260
Net investment income	22,487	21,485	7,543	7,354
Realized gains (losses), net	(210)	(90)	(226)	42
Increase in fair value of warrants	(1,674)	(496)	(1,483)	(300)
Other income	852	1,167	288	382

Total revenues	123,370	120,869	40,163	41,738

Benefits and Expenses
Insurance benefits paid or provided:
Claims and surrenders	41,663	37,900	13,855	12,696
Increase in future policy benefit reserves	24,944	23,980	10,214	8,656
Policyholders’ dividends	4,590	4,334	1,636	1,682

Total insurance benefits paid or provided	71,197	66,214	25,705	23,034
Commissions	25,906	26,292	8,819	8,906
Other underwriting, acquisition and insurance expenses	21,243	20,952	7,312	6,728
Capitalization of deferred policy acquisition costs	(16,876)	(19,482)	(5,712)	(6,576)
Amortization of deferred policy acquisition costs	11,529	9,490	3,861	3,010
Amortization of cost of customer relationships acquired and other intangibles	2,155	2,477	676	810

Total benefits and expenses	115,154	105,943	40,661	35,912

Income (loss) before Federal income tax	8,216	14,926	(498)	5,826

Federal income tax expense	3,303	4,303	316	1,169

Net income (loss)	$4,913	10,623	(814)	4,657

Net income (loss) applicable to common stock	$3,112	9,106	(1,604)	4,154

Basic and diluted earnings (loss) per share of Class A common stock	$0.07	0.22	(0.04)	0.10

Basic and diluted earnings (loss) per share of Class B common stock	$0.04	0.11	(0.02)	0.05

BALANCE SHEETS

	(Unaudited)
	September 30,	December 31,
	2008	2007
Total assets	$812,896	787,909
Total invested assets	577,913	585,296
Stockholders’ equity	164,904	176,157